UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2018

1PM INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

333-203276	47-3278534
(Commission File No.)	(IRS Employer Identification No.)

1930 VILLAGE CENTER CIRCLE #3-6189 LAS VEGAS NV 89134
(Address of principal executive offices) (zip code)

(424) 253-9991
(Registrant’s telephone number, including area code)

______________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

To the extent required by Item 1.01 of Form 8-K, the information contained or incorporated in Item 8.01(a) of this Form 8-K is incorporated by reference in this Item 1.01.

Item 3.03 Unregistered Sales of Equity Securities

To the extent required by Item 5.03 of Form 8-K, the information contained or incorporated in Item 8.01(a) of this Form 8-K is incorporated by reference in this Item 5.03.

Item 8.01. Other Information

(a)

On February 25, 2018, the Company facilitated the reverse merger between Vortex Brands and Blockchain Energy. The Company will receive 998,000 shares of a new created Series C Preferred Stock. The Preferred Stock is convertible after 24 months from the date of issuance and can be converted into 100 shares of common stock. As part of the acquisition of Blockchain Energy, Vortex Brands will issue 117,000,000 shares of common stock that will be restricted for at least 1 year from issuance and 9,996,000 shares of Series C Preferred Stock that cannot be converted for at least 24 months from issuance. After the acquisition, Vortex Brands will have approximately 207 million shares outstanding. The acquisition documents are currently being executed and the transaction should close by February 28, 2018. Blockchain Energy, Inc. is a company based in Sacramento that is engaged in projects related to the utilities and energy sectors.

(b)	On February 23, 2018 Vista Capital converted the remaining 230,000,000 from the executed settlement whereby the Company agreed to issue 750 million shares and Vista Capital agreed to release the Company from the outstanding note of $75,300 plus the warrants (approximately 1 billion warrants were outstanding). As a result, the note with Vista Capital has been satisfied in full and no further shares will be issued to Vista Capital.

(c)	On February 22, 2018 St. George converted 368,000,000 shares of common stock in exchange for $14,720.00. The remaining balance on the note is $1,824.92 from the December 16, 2016 note.

(d)	On February 15, 2018 EMA Financial converted 141,608,299 shares of common stock in exchange for $4,664.33. The remaining balance on the note is $7,271.67.

The Company has been engaged by AM Entertainment. The client creates and distributes television programming. The initial project the client is developing is a 24/7 online news channel dedicated to cryptocurrencies.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1PM Industries, Inc.

Dated: February 26, 2018	By:	/s/ Joseph Wade
	Name:	Joseph Wade
	Title:	CEO

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